Exhibit 10.1
PILGRIM’S PRIDE CORPORATION
2005 DEFERRED COMPENSATION PLAN
EFFECTIVE AS OF JANUARY 1, 2005

DALDMS/516222.1

Exhibit 10.1

ARTICLE I	TITLE AND DEFINITIONS	1
1.1	Definitions.	1
ARTICLE II	PARTICIPATION	6
2.1	Enrollment.	6
2.2	Participation.	6
ARTICLE III	DEFERRAL ELECTIONS	7
3.1	Elections to Defer Compensation.	7
3.2	Investment Elections.	8
ARTICLE IV	DEFERRAL ACCOUNTS AND TRUST FUNDING	8
4.1	Deferral Accounts.	8
4.2	Company Contribution Account.	9
4.3	Prior Plan Account.	9
4.4	Trust Funding.	10
ARTICLE V	VESTING	11
ARTICLE VI	DISTRIBUTIONS	11
6.1	Distribution of Deferred Compensation and Company Contributions.	11
6.2	Hardship Distribution.	13
6.3	Taxes.	13
6.4	Inability to Locate Participant.	13
6.5	Distributions from Prior Plan Account.	13
ARTICLE VII	ADMINISTRATION	14
7.1	The Committees.	14
7.2	Committee Action.	14
7.3	Powers and Duties of the Administrative Committee.	14

7.4	Powers and Duties of the Oversight Committee.	15
7.5	Construction and Interpretation.	15
7.6	Information.	15
7.7	Compensation, Expenses and Indemnity.	15
7.8	Annual Statements.	16
7.9	Disputes.	16
ARTICLE VIII	MISCELLANEOUS	17
8.1	Unsecured General Creditor.	17
8.2	Restriction Against Assignment.	17
8.3	Withholding.	18
8.4	Amendment, Modification, Suspension or Termination.	18
8.5	Governing Law.	18
8.6	Receipt or Release.	18
8.7	Payments on Behalf of Persons Under Incapacity.	18
8.8	Limitation of Rights and Employment Relationship.	19
8.9	Severability.	19
8.10	Gender.	19
8.11	No Enlargement of Employee Rights.	19
8.12	Addresses.	19
8.13	Interpretation.	20
8.14	No Implied Rights or Obligations.	20

i

PILGRIM’S PRIDE CORPORATION
2005 DEFERRED COMPENSATION PLAN
EFFECTIVE AS OF JANUARY 1, 2005

WHEREAS, Pilgrim’s Pride Corporation, a Delaware corporation (the "Company") has set forth its desire to establish this Deferred Compensation Plan as an unfunded plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

NOW, THEREFORE, as of January 1, 2005, this Plan is hereby adopted to read as follows:

ARTICLE I

TITLE AND DEFINITIONS

1.1	Definitions.

Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

(a)  "Account" or "Accounts" shall mean the Deferral Account and the Company Contribution Account and any Prior Plan Account.

(b)  "Administrative Committee" shall mean the Administrative Committee appointed by the Board to administer the Plan in accordance with Article VII.

(c)  "Base Salary" shall mean a Participant's annual base salary, excluding bonus, commissions, incentive and all other remuneration for services rendered to Company and a Participating Company and prior to reduction for any salary contributions to a plan established pursuant to Section 125 of the Code, Section 132(f) of the Code or qualified pursuant to Section 401(k) of the Code.

(d)  "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Administrative Committee to receive the benefits specified hereunder in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Administrative Committee. Any designation shall be revocable at any time through a written instrument filed by the Participant with the Administrative Committee with or without the consent of the previous Beneficiary. No designation of a Beneficiary other than the Participant's spouse shall be valid unless consented to in writing by such spouse. If there is no such designation or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Administrative Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Administrative Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that person's living parent(s) to act as custodian, (ii) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor. Payment by the Company or a Participating Company pursuant to any unrevoked Beneficiary designation, or to the Participant's estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company and the Participating Company, as applicable.

(e)  "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

(f)  "Bonuses" shall mean the bonuses determined as of the last day of the fiscal year of the Company, and payable only to an Eligible Employee employed by of the Company or a Participating Company on the first day of the next following Plan Year.

(g)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

(h)  "Committee" shall mean the Administrative Committee and the Oversight Committee appointed by the Board to oversee and administer the Plan in accordance with Article VII.

(i)  "Company" shall mean Pilgrim’s Pride Corporation, a Delaware corporation, or any successor thereof, if its successor shall adopt this Plan.

(j)  "Company Contribution Account" shall mean the bookkeeping account maintained by the Company or any Participating Company for each Participant that is credited with an amount equal to the Company Contribution Amount, if any, and earnings and losses on such amounts pursuant to Section 4.2.

(k)  "Company Contribution Amount" shall mean the amount of the Company’s or a Participating Company’s matching contribution, if any, for a Participant under the Pilgrim’s Pride Retirement Savings Plan that is required to be reduced for a Plan Year pursuant to the operation of Code Section 401(m) and any other nonelective contributions allocable to a Participant that are made by the Company or a Participating Company.

(l)  "Compensation" shall include a Participant’s Base Salary plus Bonuses paid in a Plan Year.

(m)  "Deferral Account" shall mean the bookkeeping account maintained by the Administrative Committee for each Participant that is credited with amounts equal to (i) the portion of the Participant's Compensation that he or she elects to defer pursuant to Section 3.1, (ii) the amount of any Participant deferrals under the Pilgrim’s Pride Retirement Savings Plan that is required to be reduced for a Plan Year pursuant to the operation of Code Section 401(k) and that may be deferred under this Plan in accordance with Code Section 409A, and (iii) earnings and losses pursuant to Section 4.1.

(n)  "Disability" shall mean a Participant has, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, received at least three months of salary continuation benefits under the Company’s or the Participating Company’s long-term disability plan. This definition shall be interpreted consistent with Code Section 409A(a)(2)(C).

(o)  "Distributable Amount" shall mean the vested balance in the Participant's Deferral Account and Company Contribution Account.

(p)  "Early Distribution" shall mean an election by Participant in accordance with Section 6.2 to receive a withdrawal of amounts from his or her Deferral Account and Company Contribution Account prior to the time at which such Participant would otherwise be entitled to such amounts.

(q)  "Effective Date" shall mean January 1, 2005 and covers amounts subject to deferral elections in 2004 and thereafter which would otherwise have been payable on or after January 1, 2005.

(r)  "Eligible Employee" shall mean any Employee whose Compensation for a Plan Year is expected during the Initial Election Period (and each subsequent election period) to be equal to or greater than the dollar amount used to determine if an employee is highly compensated within the meaning of Code Section 414q(1)(B)(i), as adjusted. In addition, an "Eligible Employee" shall mean a former employee of a Participating Company for whom a Prior Plan Account is established. An employee whose Initial Election Period occurs after the first day of a Plan Year shall be an Eligible Employee if his or her Compensation for the remainder of the Plan Year is reasonably expected to equal or exceed such dollar amount if Compensation is annualized. If, however, the actual Compensation of a Participant is less than such amount for a Plan Year, then such Participant shall not be an Eligible Employee for the next following Plan Year. In addition, the following Employees shall not be Eligible Employees:

(i)  Any Employee who is a nonresident alien and who receives no earned income (within the meaning of Code Section 911(d)(2)) from the Company or any Participating Company which constitutes income from sources within the United States (within the meaning of Code Section 861(a)(3)), unless the Employee is within a group or classification of nonresident alien Employees designated as eligible to participate in the Plan by the Board of Directors;

(ii)  Any Employee who is employed on a temporary basis, is a leased employee, or an independent contractor; and

(iii)  Any person who is not classified by the Company or any Participating Company on its payroll records as an Employee under Code Section 3121(d) (including, but not limited to, a person classified by the Company or any Participating Company as an independent contractor, a non-employee consultant or as an employee of any other entity), even if such classification is determined to be erroneous, or is retroactively revised by a governmental agency, by court order or as a result of litigation, or otherwise. In the event the classification of a person who was excluded from the definition of Eligible Employee under the preceding sentence is determined to be erroneous or is retroactively revised, the person shall nonetheless continue to be excluded from treatment as an Eligible Employee for all periods prior to the date the Company or any Participating Company specifically determines for purposes of eligibility to participate in the Plan that the classification of the person was erroneous or should be revised.

(s)  "Employee" shall mean each person currently employed as a regular employee of the Company or any Participating Company and solely for the purpose of maintaining a Prior Plan Account, any person formerly employed by a Participating Company.

(t)  "Fund" or "Funds" shall mean one or more of the investment funds selected by the Oversight Committee pursuant to Section 3.2(b).

(u)  "Hardship Distribution" shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant or of his or her spouse or dependent (as defined in Code Section 152(a)), loss of a Participant's property due to casualty, or other similar or extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that would constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, a Hardship Distribution may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship.

(v)  "Initial Election Period" shall mean the 30-day period prior to the Effective Date of the Plan, or the 30-day period following the time an Employee shall be designated by the Company or a Participating Company as an Eligible Employee.

(w)  "Interest Rate" shall mean, for each Fund, an amount equal to the net gain or loss on the assets of such Fund during each business day.

(x)  "Key Employee" means a "key employee" as defined in Code Section 416(i) without regard to paragraph 5 thereof.

(y)  "Oversight Committee" shall mean the Oversight Committee appointed by the Board to oversee the Plan in accordance with Article VII.

(z)  "Participant" shall mean any Eligible Employee who becomes a Participant in this Plan in accordance with Article II.

(aa)  "Participating Company" shall include any corporation that is included in a controlled group of corporations within the meaning of Code Section 414(b) that includes the Company, and any trade or business that is under common control with the Company within the meaning of Code Section 414(c) but only if the Board of Directors of the Company permits such entity to participate in the Plan and the board of the Participating Company adopts this Plan. Participating Companies and the dates as of which they adopt the Plan shall be identified on Schedule A, attached hereto.

(bb)  "Payment Date" shall mean the date as soon as practicable after the date requested by a Participant following such Participant's Termination the case of distributions without a Scheduled Withdrawal Date, but not later than 12 months after the Participant’s Termination date. In the case of a Scheduled Withdrawal Date, the Payment Date shall be the date as elected by the Participant in accordance with Section 6.2 of the Plan.

(cc)  "Plan" shall mean the Pilgrim’s Pride Corporation 2005 Deferred Compensation Plan.

(dd)  "Plan Year" shall mean the Plan Year beginning January 1, 2005 and ending December 31, 2005. Each subsequent Plan Year shall begin on January 1 and end on December 31.

(ee)  "Prior Plan Account" shall mean the bookkeeping account maintained by the Administrative Committee for each Participant that is credited with amounts equal to ( i) the accrued liability for benefits under any nonqualified plan of a Participating Company that is merged with or transferred to this Plan with the permission of the Board of Directors of the Company, and (ii) earnings and losses pursuant to Section 4.3.

(ff)  "Retirement" shall mean the termination of employment with the Company or a Participating Company, as applicable, for any reason, other than death or Disability, on or after the Participant’s 55th birthday, provided, however, that, to the extent Retirement is treated as a separation from service under Code Section 409A(a)(2)(A), in the case of a Key Employee, Retirement for purposes of the Plan shall not be earlier than six (6) months following the Participant’s separation from service as determined pursuant to Treasury Regulations issued under Code Section 409A(a)(2)(A).

(gg)  "Scheduled Withdrawal Date" shall mean the distribution date elected by the Participant for an in-service withdrawal of amounts from such Accounts deferred in a given Plan Year, and earnings and losses attributable thereto, as set forth on the election form for such Plan Year.

(hh)  "Termination" means the date of a Participant’s separation from service with the Company, other than Retirement, provided that, in the case of a Key Employee, Termination other than as a result of death or Disability shall be deemed to be the date six (6) months following separation from service as determined pursuant to Treasury Regulations issued under Code Section 409A(a)(2)(A).

(ii)  "Trust" shall mean the Pilgrim’s Pride Corporation Deferred Compensation Plan Trust.

(jj)  "Trustee" shall mean Wells Fargo Bank (Texas) N.A.

(kk)  "Years of Service" shall mean a "year of service" as such term is defined in the Pilgrim’s Pride Retirement Savings Plan as in effect January 1, 2005, as amended from time to time.

ARTICLE II

PARTICIPATION

2.1	Enrollment.

An Eligible Employee shall become a Participant in the Plan by completing the requirements as set forth below:

(a)  electing to defer a portion of his or her Compensation in accordance with Section 3.1;

(b)  completing an investment preference form as set forth in Section 3.2;

(c)  filing a life insurance application form along with his or her deferral election form or investment preference form; and

(d)  complying with such medical underwriting requirements as determined by the life insurance carrier selected by the Company.

2.2	Participation.

An Eligible Employee who completes the requirements of the preceding Section 2.1 shall commence participation in this Plan as of the first day of the month in which Compensation is deferred, a Company Contribution Amount is credited or a Prior Plan Account is established, whichever occurs first. In the event it is determined by the Committee that a proposed life insurance policy for a Participant cannot be obtained in a cost efficient manner after medical underwriting requirements have been met, no policy will be obtained. Notwithstanding any provision to the contrary, if it is determined or reasonably believed, based on a judicial or administrative determination or an opinion of Company's legal counsel that a Plan Participant is not an Eligible Employee following his or her initial enrollment, such individual shall cease to be a Participant and, to the extent permitted by Code Section 409A, his or her Distributable Amount shall be paid to him or her in a lump sum as soon as practicable after the determination is made that he or she is not an Eligible Employee.

ARTICLE III

DEFERRAL ELECTIONS

3.1	Elections to Defer Compensation.

(a)  Initial Election Period. Subject to the provisions of Article II, each Eligible Employee may elect to defer a portion of his or her Compensation by filing with the Administrative Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Administrative Committee, no later than the last day of his or her Initial Election Period.

(b)  General Rule. The amount of Compensation which an Eligible Employee may elect to defer is limited to such Compensation earned on or after the time at which the Eligible Employee elects to defer in accordance with Section 3.1(a) and shall be a flat dollar amount or percentage which shall not exceed 100% of the Eligible Employee's Compensation, provided that the total amount deferred by a Participant shall be limited in any calendar year, if necessary, to satisfy the Participant’s Social Security Tax obligation (including Medicare) on the amount of Compensation prior to any deferral election under this Plan, income tax and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Administrative Committee.

(c)  Duration of Compensation Deferral Election. An Eligible Employee's initial election to defer Compensation must be made prior to the Effective Date and is to be effective with respect to Compensation received after such deferral election is processed but only through the last day of the Plan Year. Thereafter, a Participant may commence, renew, increase, decrease or terminate a deferral election with respect to Compensation for any subsequent Plan Year by filing a new election not less than 15 days prior to the beginning of the next Plan Year or such earlier date as determined by the Administrative Committee, which election shall be effective on the first day of the next following Plan Year. In the case of an Employee who becomes an Eligible Employee after the Effective Date, such Eligible Employee shall have 30 days from the date he or she first becomes an Eligible Employee to make an Initial Election with respect to Compensation. Such election shall be effective for the remainder of the Plan Year, in the event the Plan Year has commenced.

(d)  Elections other than Elections during the Initial Election Period. Subject to the limitations of Section 3.1(b) above, any Eligible Employee who failed to file an initial election or whose prior Compensation deferral election has expired may elect to again defer Compensation, by filing an election on a form provided by the Administrative Committee to defer Compensation as described in Sections 3.1(b) and 3.1(c) above. An election to defer Compensation must be filed in a timely manner in accordance with Section 3.1(c).

(e)  Rescission of Deferral Election. A Participant may rescind his or her deferral election by filing a rescission election as permitted under Code Section 409A and the relevant transition rules in Section 885(f) of the American Jobs Creation Act of 2004 and Treasury Regulations issued thereunder on a form provided by the Administrative Committee which will become effective on the first pay period following the date the election is implemented in the Company’s or the Participating Company’s payroll system. Once a rescission election is filed with the Administrative Committee, the Participant will be unable to elect to participate in the Plan until the next following Plan Year.

(f)  Ineligibility. A Participant whose actual Compensation is below the threshold for a Plan Year shall cease to be an Eligible Employee for the next following Plan Year, and any election to defer Compensation for such Plan Year shall be null and void unless, in the Administrative Committee’s sole and exclusive determination, the Participant is likely to be an Eligible Employee in such succeeding Plan Year.

(g)  Irrevocable Election. Except as permitted under paragraph (e) above, once made Compensation deferral elections shall remain in force for the applicable Plan Year unless the Participant ceases to be an Eligible Employee, in which case contributions made while an Eligible Employee shall remain in the Plan until distribution as elected in accordance with Article VI.

3.2	Investment Elections.

(a)  At the time of making the deferral elections described in Section 3.1, and effective with the establishment of a Prior Plan Account for a Participant, the Participant shall select, on a form provided by the Oversight Committee, from among the types of Funds selected by the Oversight Committee in which the Participant's Account will be deemed to be invested in for purposes of determining the amount of earnings or losses to be credited to that Account. In making the selection pursuant to this Section 3.2, the Participant may specify that all or any multiple of his or her Account be deemed to be invested, in whole percentage increments, in one or more of the Funds provided under the Plan as communicated from time to time by the Oversight Committee. A Participant may change the selection made under this Section 3.2 by following such procedures and formats as the Administrative Committee shall authorize. If a Participant fails to elect a type of Fund under this Section 3.2, he or she shall be deemed to have elected the money market type of Fund.

(b)  Although the Participant may designate the type of investments, the Committee shall not be bound by such designation. The Oversight Committee shall select from time to time, in its sole and absolute discretion, commercially available investments of each of the types communicated by the Oversight Committee to the Participant pursuant to Section 3.2(a) above, which shall to be the Funds. The Interest Rate of each such commercially available investment Fund shall be used to determine the amount of earnings or losses to be credited to Participant's Account under Article IV.

ARTICLE IV

DEFERRAL ACCOUNTS AND TRUST FUNDING

4.1	Deferral Accounts.

The Administrative Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant's Deferral Account shall be further divided into separate subaccounts ("Fund subaccounts"), each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2(a). A Participant's Deferral Account shall be credited as follows:

(a)  On the fifth business day after amounts are withheld and deferred from a Participant's Compensation, the Administrative Committee shall credit the Fund subaccounts of the Participant's Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant's election under Section 3.2(a); that is, the portion of the Participant's deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the Fund subaccount corresponding to that Fund;

(b)  Each business day, each Fund subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund subaccount as of the prior day plus contributions credited that day to the Fund subaccount by the Interest Rate for the corresponding fund selected by the Oversight Committee pursuant to Section 3.2(b).

(c)  In the event that a Participant elects for a given Plan Year's deferral of Compensation to have a Scheduled Withdrawal Date, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with such Plan Year's deferral of Compensation.

4.2	Company Contribution Account.

The Administrative Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant's Company Contribution Account shall be further divided into separate Fund subaccounts corresponding to the Fund selected by the Participant pursuant to Section 3.2(a). A Participant's Company Contribution Account shall be credited as follows:

(a)  On the fifth business day after a Company Contribution Amount is made, the Administrative Committee shall credit the Fund subaccounts of the Participant's Company Contribution Account with an amount equal to the Company Contribution Amount, if any, which the Participant selected to be deemed to be invested in a certain type of Fund shall be credited to the corresponding investment Fund subaccount; and

(b)  Each business day, each Fund subaccount of a Participant's Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund subaccount as of the prior day plus contributions credited that day to the Fund subaccount by the Interest Rate for the corresponding Fund selected by the Oversight Committee pursuant to Section 3.2(b).

4.3	Prior Plan Account.

The Administrative Committee shall establish and maintain a Prior Plan Account for each Participant under the Plan whose benefit under this Plan includes amounts accrued under the prior nonqualified deferred compensation plan of a Participating Company, to the extent permitted by the Board. Each Participant's Prior Plan Account shall be further divided into Fund subaccounts, each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2(a). A Participant's Prior Plan Account shall be credited as follows:

(a)  On the fifth business day after accrued benefits are assumed by this Plan, the Administrative Committee shall credit the Fund subaccounts of the affected Participant's Prior Plan Account with an amount equal to such accrued benefits in accordance with the Participant's election under Section 3.2(a); that is, the portion of the Participant's prior plan accrued benefit that the Participant has elected to be deemed to be invested in a certain type of Fund shall be credited to the Fund subaccount corresponding to that Fund;

(b)  Each business day, each Fund subaccount of a Participant's Prior Plan Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund subaccount as of the prior day to the Fund subaccount by the Interest Rate for the corresponding fund selected by the Oversight Committee pursuant to Section 3.2(b).

4.4	Trust Funding.

(a)  The Company has created a Trust with the Trustee. The Company shall cause the Trust to be funded each year. The Company and any Participating Company shall contribute to the Trust the sum of: (i) an amount equal to the amount deferred by each Participant; and (ii) the aggregate amount of Company Contribution Amounts for the Plan Year. The Participating Company shall contribute to the Trust an amount equal to the amount accrued by each Participant under any nonqualified deferred compensation plan of the Participating Company that is merged with or transferred to this Plan.

(b)  Although the principal of the Trust and any earnings thereon shall be held separate and apart from other funds of Company and any Participating Company and shall be used exclusively for the uses and purposes of Plan Participants and Beneficiaries as set forth therein, neither the Participants nor their Beneficiaries shall have any preferred claim on, or any beneficial ownership in, any assets of the Trust prior to the time such assets are paid to the Participants or their Beneficiaries. Benefits and all rights created under this Plan shall be unsecured contractual rights of Plan Participants and Beneficiaries against the Company and any Participating Company. Any assets held in the Trust will be subject to the claims of Company's and any Participating Company’s general creditors under federal and state law in the event its or their becoming "insolvent" as defined in Section 4(a) of the Trust or any successor section.

(c)  The assets of the Plan and Trust shall never inure to the benefit of the Company or any Participating Company and the same shall be held for the exclusive purpose of providing benefits to Participants and their Beneficiaries and for deferring reasonable expenses of administering the Plan and Trust.

ARTICLE V

VESTING

A Participant shall be 100% vested in his or her Deferral Account and Prior Plan Account. A Participant shall be vested in his or her Company Contribution Amount as follows.

Years of Service	Percentage
Less than 2	0%
2	20%
3	40%
4	60%
5	80%
6 or more	100%

ARTICLE VI

DISTRIBUTIONS

6.1	Distribution of Deferred Compensation and Company Contributions.

(a)  Distribution Without Scheduled Withdrawal Date. In the case of a Participant who (i) terminates employment with Company and any Participating Company on account of Retirement and (ii) has a vested Account balance of more than $50,000, the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in substantially equal quarterly installments over ten (10) years commencing on the Participant's Payment Date. An optional form of benefit may be elected by the Participant, on the form provided by the Administrative Committee, during his or her Initial Election Period from among the following:

(1)  A lump sum distribution beginning on the Participant's Payment Date.

(2)  Substantially equal quarterly installments over five (5) years beginning on the Participant's Payment Date.

(3)  Substantially equal quarterly installments over fifteen (15) years beginning on the Participant's Payment Date.

A Participant may modify the form of benefit that he or she has previously elected, provided such modification is on a form provided by the Company that is filed with the Committee at least twelve (12) months prior to his or her original Payment Date. Any change of distribution election relating to a distribution other than as a result of death or Disability shall be effective only to the extent the first payment pursuant to such changed election is deferred for a period of at least five (5) years from the date such payment would otherwise have been made.

In the case of a Participant who terminates employment with Company and any Participating Company and either (i) the Termination does not qualify as Retirement or (ii) the Participant has a vested Account balance of $50,000 or less, then the Distributable Amount shall be paid to the Participant (and after his or her death to his or her Beneficiary) in a lump sum distribution on the Participant's Payment Date.

The Participant's Account shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all amounts credited to his or her Account under the Plan have been distributed.

(b)  Distribution With Scheduled Withdrawal Date. In the case of a Participant who has elected a Scheduled Withdrawal Date for a distribution while still in the employ of the Company and any Participating Company, such Participant shall receive his or her Distributable Amount, but only with respect to those deferrals of Compensation and vested Company Contribution Amounts and earnings on such deferrals of Compensation and Company Contribution Amounts as shall have been elected by the Participant to be subject to the Scheduled Withdrawal Date in accordance with Section 1.1(ff) of the Plan. A Participant's Scheduled Withdrawal Date with respect to deferrals of Compensation and Company Contribution Amounts deferred in a given Plan Year can be no earlier than two years from the first day of the Plan Year for which the deferrals of Compensation and Company Contribution Amounts are made; provided, however, that with respect to the Plan year that includes the Effective Date, the Scheduled Withdrawal Date can be no earlier than 18 months from the Effective Date of the Plan. A Scheduled Withdrawal Date shall be a date certain, rather than an event, in accordance with Code Section 409A. A Participant may extend the Scheduled Withdrawal Date for any Plan Year, provided such extension is (i) made on a form provided by the Administrative Committee, (ii) filed with the Administrative Committee at least twelve months before the Scheduled Withdrawal Date, and (iii) extended for a period of not less than five (5) years from the Scheduled Withdrawal Date. The Participant shall have the right to twice modify any Scheduled Withdrawal Date. In the event a Participant terminates employment with the Company and any Participating Company prior to a Scheduled Withdrawal Date other than by reason of death, the portion of the Participant's Account associated with a Scheduled Withdrawal Date which has not been paid in full prior to such Termination, shall be distributed in accordance with the payment methods described in Section 6.1(a) above.

(c)  Distribution for Termination of Employment due to Death. In the case of a Participant who dies while employed by the Company or any Participating Company, the Participant’s vested Account balance shall be paid to the Participant’s Beneficiary in a lump sum unless the Participant has elected installments. In addition, a death benefit shall be paid to the Beneficiary in an amount that is equal to the lesser of (i) $50,000 and (ii) 25% of the Participant’s vested Account balance as of the date of death.

(d)  Post-Termination Death Benefit. In the event a Participant dies after his or her Termination of employment, has begun receiving quarterly installments, and still has a vested balance in his or her Account, the vested balance of such Account shall continue to be paid in quarterly installments for the remainder of the period in accordance with the election previously made by the Participant.

6.2	Hardship Distribution.

A Participant shall be permitted to elect a Hardship Distribution from his or her vested Accounts in accordance with Section 1.1(u) of the Plan prior to the Payment Date, subject to the following restrictions:

(a)  The election to take a Hardship Distribution shall be made by filing a form provided by and filed with the Administrative Committee prior to the end of any calendar month.

(b)  The Administrative Committee shall have made a determination that the requested distribution constitutes a Hardship Distribution in accordance with Section 1.1(u) of the Plan.

(c)  The amount determined by the Administrative Committee as a Hardship Distribution (which may not exceed the amount necessary to satisfy such emergency plus the amount necessary to pay taxes reasonably anticipated as a result of the distribution) shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Administrative Committee.

(d)  If a Participant receives a Hardship Distribution, then to the extent permitted under Code Section 409A the Participant will be ineligible to participate in the Plan for the balance of the Plan Year in which the Hardship Distribution was paid and the following Plan Year.

6.3  Taxes.

All distributions shall be reduced by an amount that the Administrative Committee reasonably determines is necessary to be withheld and paid over to satisfy federal, state, local and foreign tax authorities pursuant to Section 8.3.

6.4  Inability to Locate Participant.

In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the entire amount allocated to the Participant's Deferral Account, Company Contribution Account and Prior Plan Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit, to the extent vested, shall be reinstated without interest or earnings.

6.5	Distributions from Prior Plan Account.

In the event that a Participant has a Prior Plan Account, then all distribution options with respect to amounts credited to such Prior Plan Account shall be distributed in accordance with this Article 6, except with respect to a Participant who is not a current employee and is in pay status with respect to such Prior Plan Account at the time such Account is initially credited with an accrued benefit under the prior plan. In such case, the distribution mode in effect at the time the Prior Plan Account is credited under this Plan shall continue in accordance with the provisions of said prior plan, as provided on Schedule B.

ARTICLE VII

ADMINISTRATION

7.1	The Committees.

Two committees, the Administrative Committee and the Oversight Committee, shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising each Committee shall be determined by the Board, which may from time to time vary the number of members. Any member of a Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member of a Committee by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of either Committee shall be filled promptly by the Board.

7.2	Committee Action.

A Committee shall act at meetings by the affirmative vote of a majority of its members. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of a Committee and such written consent is filed with the minutes of the proceedings of such Committee. A member of a Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of a Committee designated by the Chairman may execute any certificate or other written direction on behalf of such Committee. Any member of a Committee may execute documents or provide written directions on behalf of the entire Committee.

7.3	Powers and Duties of the Administrative Committee.

The Administrative Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan except with respect to the powers and duties of the Oversight Committee as described in Section 7.4, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)  To construe and interpret the terms and provisions of this Plan;

(b)  To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(c)  To maintain all records that may be necessary for the administration of the Plan;

(d)  To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(e)  To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof; and

(f)  To review decisions made by the Company with respect to claims.

7.4    Powers and Duties of the Oversight Committee.

The Oversight Committee, on behalf of the Participants and their Beneficiaries, shall be charged with the general administration of the Plan, except with respect to the powers and duties of the Administrative Committee as described in Section 7.3, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

(a)  To select the Funds in accordance with Section 3.2(b) hereof;

(b)    To appoint a Plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Oversight Committee may from time to time prescribe; and

(c)    To take all actions necessary for the administration of the Plan, including determining whether to hold or discontinue the Policies.

7.5	Construction and Interpretation.

The Administrative Committee shall have full and exclusive discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company, the Oversight Committee and any Participant or Beneficiary. The Administrative Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.6	Information.

To enable the Committees to perform their functions, the Company and each Participating Company shall supply full and timely information to the Committees on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as a Committee may require.

7.7	Compensation, Expenses and Indemnity.

(a)  The members of a Committee shall serve without compensation for their services hereunder.

(b)  Each Committee is authorized at the expense of the Company and each Participating Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid equally by the Company and each Participating Company, subject to an agreement between the Company and each Participating Company to the contrary.

(c)  To the extent permitted by applicable state law, the Company and each Participating Company shall indemnify and hold harmless the Administrative and Oversight Committees and each member thereof, the Board of Directors and any delegate of a Committee who is an employee of the Company and any Participating Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company and any Participating Company, or provided by the Company and any Participating Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law. The liability under this Section 7.7(c) shall be joint and several among the Company and any Participating Companies.

7.8	Annual Statements.

Under procedures established by the Administrative Committee, a Participant shall receive a statement with respect to such Participant's Accounts on an annual basis. In addition, a Participant may obtain access to Account information through telephonic and electronic means, including the Internet, as permitted by the Company.

7.9	Disputes.

(a)  Claim.

A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as "Claimant") must file a written request for such benefit with the Company, setting forth his or her claim. The request must be addressed to the President of the Company at its then principal place of business.

(b)  Claim Decision.

Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within thirty (30) days and shall, in fact, deliver such reply within such period. The Company may, however, extend the reply period for an additional thirty (30) days for special circumstances.

If the claim is denied in whole or in part, the Company shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) the specific reference to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (v) the time limits for requesting a review under subsection (c).

(c)  Request For Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Administrative Committee review the determination of the Company. Such request must be addressed to the Administrative Committee, c/o the Secretary of the Company, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrative Committee. If the Claimant does not request a review within such sixty (60) day period, he or she shall be barred and estopped from challenging the Company's determination.

(d)  Review of Decision.

Within thirty (30) days after the Administrative Committee's receipt of a request for review, after considering all materials presented by the Claimant, the Administrative Committee will inform the Participant in writing, in a manner calculated to be understood by the Claimant, of the decision setting forth the specific reasons for the decision containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the thirty (30) day time period be extended, the Administrative Committee will so notify the Claimant and will render the decision as soon as possible, but no later than sixty (60) days after receipt of the request for review.

ARTICLE VIII

MISCELLANEOUS

8.1	Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or any Participating Company. No assets of the Company or any Participating Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company or any Participating Company under this Plan. Any and all of the Company's and any Participating Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company and any Participating Company. The Company's and any Participating Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company or any Participating Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company and any Participating Company that this Plan be unfunded for purposes of the Code and for purposes of ERISA.

8.2	Restriction Against Assignment.

The Company and any Participating Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Administrative Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Administrative Committee shall direct.

8.3	Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all applicable federal, state, local or foreign taxes which are required to be withheld by the Company or any Participating Company in respect to such payment or this Plan. The Company and any Participating Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4	Amendment, Modification, Suspension or Termination.

The Board may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts. In the event that this Plan is terminated, the amounts allocated to a Participant's Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination.

8.5	Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Texas to the extent not preempted by ERISA.

8.6	Receipt or Release.

Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committees, the Company and each Participating Company. The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.7	Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrative Committee may direct that such payment be made to any person found by the Administrative Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committees, the Company and each Participating Company.

8.8	Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan and Trust nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving to any Participant, or Beneficiary or other person any legal or equitable right against the Company, a Participating Company or the Trustee of the Trust except as provided in the Plan and Trust; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan and Trust.

8.9	Severability.

If any provision of this Plan is held to be invalid or unenforceable, the remaining provisions shall be effective.

8.10	Gender.

Unless the context clearly indicates otherwise, the masculine gender shall include the feminine, the singular shall include the plural, and the plural the singular.

8.11	No Enlargement of Employee Rights.

(a)  This Plan is strictly a voluntary undertaking on the part of the Company and a Participating Company and shall not be deemed to constitute a contract between the Company or any Participating Company and any Employee, or to be consideration for, or an inducement to, or a condition of, the employment of any Employee.

(b)  Nothing contained in this Plan or the Trust shall be deemed to give any Employee the right to be retained in the employ of the Company or any Participating Company or to interfere with the right of the Company or any Participating Company to discharge or retire any Employee at any time.

(c)  No Employee, or any other person, shall have any right to or interest in any portion of the Trust, and no Employee or any other person shall be entitled to rely upon any representations, whether oral or in writing, any prospectus or other document, which are inconsistent with this Plan document.

8.12	Addresses.

Each Participant or Eligible Employee shall be responsible for furnishing the Administrative Committee with his or her correct current address and the correct current name and address of his or her Beneficiary or Beneficiaries.

8.13	Interpretation.

Article and Section headings are for convenient reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the content of any Article or Section.

8.14	No Implied Rights or Obligations.

The Company, in establishing and maintaining this Plan as a voluntary and unilateral undertaking, expressly disavows the creation of any rights in Employees, Eligible Employees, Participants, or Beneficiaries or any obligations on the part of the Company or a Participating Company, except as expressly provided herein.

ii DALDMS/516222.1

SCHEDULE A

PARTICIPATING COMPANIES

Name of Company    Date of Participation

To-Ricos, Inc.            January 1, 2005

Pilgrim’s Pride Corporation    January 1, 2005
of West Virginia, Inc.

PFS Distribution Company     January 1, 2005

PPC Transportation Company                                                               January 1, 2005

Pilgrim’s Pride Affordable       January 1, 2005
Housing Corporation

PPC Marketing Ltd.               January 1, 2005

ii DALDMS/516222.1

SCHEDULE B

The balance of this page is intentionally left blank.
ii DALDMS/516222.1